Exhibit 10.2

employment AGREEMENT PURSUANT TO SECTION 7:610 (et seq.) of the Dutch Civil Code (DCC)
August 4, 2017

Employment agreement between

(1)

uniQure biopharma B.V., a company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), with registered office at Amsterdam and principal place of business at Paasheuvelweg 25a, (1105 BP) Amsterdam (the Employer); and

(2)	Sander van Deventer born on __________, residing at the address ________________ (the Employee)

each “a Party”, collectively, “the Parties”.

The Parties agree as follows:

1	Commencement date Agreement and position
1.1

Effective August 7, 2017,  this employment agreement (the “Agreement”) will become effective and Employee shall assume a  part-time  (50%), 0.5 FTE, position with the Employer in the position of Chief Scientific Officer and General Manager, Netherlands.  Employee undertakes to perform all the activities as set out in Exhibit A and that can reasonably be assigned to him by or on behalf of the Employer and which are related to the Employer's business. To the best of his ability in doing so, the Employee will comply with the instructions given to him by or on behalf of the Employer.

1.2

The Employee hereby resigns as a member of the Board of Directors of uniQure N.V., subject to and effective upon the appointment of his successor director at an extraordinary general meeting of shareholders of uniQure N.V. to be held on or about 14 September 2017.

1.3

The Employer shall be entitled to assign other duties than the usual activities of the Employee, or to alter the position of the Employee if in the reasonable opinion of the Employer the business circumstances so require.

1.4

The Employee shall not be engaged in any business activity which, in the judgment of the Employer, conflicts with Employee’s ability to carry out his duties for the Company, whether or not such activity is pursued for pecuniary advantage,  without the approval of the Board of Directors of uniQure N.V,  other than business activities undertaken in his capacity as a general partner or venture partner of Forbion Capital Partners or its affiliated funds for up to 50% of his time. It is the mutual understanding that  the Employee will resign as Managing Partner of Forbion Capital Partners by no later than June 30, 2018, it being understood that the Employee will thereafter continue as a venture partner or similar function with Forbion Capital Partners or its affiliated funds for up to 50% of his time.

1.5

The work will be performed at the office of the Employer at Paasheuvelweg 25a (1105 BP) in Amsterdam provided, however, that the Employee shall be required to travel from time to time for business purposes. The Employer reserves the right to change the location where the work is performed after consultation with the Employee.

1.6	The normal working hours for a full-time, 1.0 FTE position are 40 hours per week. The working hours are normally 8.5 hours a day with a 30 minute lunch break.

2	Term and termination Agreement
2.1	The Agreement has been entered into for an indefinite period of time.
2.2	The Agreement will in any event, without notice being required, terminate as of the first day of the month following the date the Employee reaches the State pension age (AOW-gerechtigde leeftijd).
2.3	The Agreement can be terminated by each of the Parties with due observance of the statutory notice period of 4 months for the Employer and 2 months for the Employee.
3	Salary, bonus, equity and holiday allowance
3.1

The Employee’s annual salary will be EUR 200,000 gross based on 0.5 FTE, including an 8% holiday allowance. The salary, excluding the holiday allowance, shall be paid in 12 equal,  monthly instalments of EUR 15,432.10.

3.2

Once per year, in the month May, the Employer shall pay to the Employee the holiday allowance of 8% of the annual gross salary earned with the Employer in the preceding calendar year. If the Agreement commences and/or terminates during the calendar year, and/ or the Employee works on a part-time basis, the holiday allowance will be paid out pro rata.

3.3

~~The Employee shall be eligible to a bonus payment amounting to a maximum of 40% of his annual gross salary. The Employee’s eligibility for  a bonus payment shall be dependent on the company guidelines and is at the discretion to the Board of Directors and shall be pro-rated as appropriate to reflect a start date which is not January 1st.~~

3.4

~~Bonus payments, if any, will not be taken into account for the calculation of any possible severance payment upon termination of the Agreement. Employee needs to be in service on date of bonus pay out.~~

3.5

Subject to Board of Directors’ approval at the next regularly scheduled uniQure N.V. Board meeting after execution of this Agreement, the Employee shall be granted an option to purchase 150,000  (one hundred fifty thousand thousand) ordinary shares of uniQure N.V., the terms of which shall reflect the standard vesting and other terms and conditions contained in the uniQure N.V.’s Amended and Restated 2014 Share Incentive Plan. Such options will be approved by the Board of Directors of uniQure N.V. not later than at its next regularly scheduled meeting and the exercise price will be the closing share price on the grant date. The Executive will be eligible for future equity grants pursuant to the Company’s policies and procedures, which shall also be subject to pro-ration related to the Employee’s part-time status and the employment start date.

4	Overtime

The Employee undertakes to work overtime at the request of the Employer. The Employer does not pay any compensation for overtime.

5	Expenses
5.1	The costs for travelling from home to office shall be compensated in accordance with the company policy.
5.2

To the extent that the Employer has given prior approval for business travels, the Employer shall reimburse reasonable travel and accommodation expenses relating to such business travel incurred by the Employee in the performance of his duties upon submission of all the relevant invoices and vouchers within 30 days following completion of the business travel.

6	Holidays
6.1	The Employee is entitled to 30 business days holiday per year or a pro rata portion thereof if the Agreement commences and/or terminates during the calendar year and/or the Employee works part-time.
6.2	The statutory holiday days (20 days of the 30 per year on full time employment) shall be forfeited after 6 months after the end of the year in which the holiday days were accrued.
6.3	The Employer shall determine the commencement and the end of the holiday in consultation with the Employee. The Employee shall take his holidays in the period that the activities best allow this.
7	Illness

In the event of illness in the sense of section 7:629 Dutch Civil Code, the Employee must report sick to the Employer as soon as possible, but no later than 9 a.m. on the first day of illness. The Employee undertakes to comply with the rules related to reporting and inspection in the case of illness, as adopted from time to time by the Employer.

8	Insurance

The Employer will comply with the obligations under the Dutch Health Care Insurance Act.

9	Pension

The Employee shall be entitled to participate in the pension scheme of the Employer following company guidelines.

10	Confidentiality obligation
10.1

Both during the term of the Agreement and after the Agreement has been terminated for any reason whatsoever, the Employee shall not make any statements in any way whatsoever to anyone whomsoever (including other personnel of the Employer, unless these should be informed of anything in connection with the work they perform for the Employer), regarding matters, activities and interests of a confidential nature related to the business of the Employer and/or the Employer’s affiliates, of which the Employee became aware within the scope of his work for the Employer and the confidential nature of which he is or should be aware

(“Confidential Information”). The Confidential Information includes, inter alia, information about the Employer’s products, processes and services, including but not limited to, information relating to research, development, inventions, manufacture, purchasing, engineering, marketing, merchandising and selling.

10.2

For all oral and written publications by the Employee, which can or could harm the interests of the Employer, prior approval from the Employer has to be obtained. This approval shall only be refused on sincere grounds based on those interests.

10.3	All information exchanged via the Employer’s email system is considered to be company’s proprietary information and should be taken care of accordingly.
10.4

The Employee agrees that the confidentiality obligations set forth in this clause 10 supersede the Employee’s obligations to any other company, fund or other organization with which the Employee may have a relationship (“Affiliated Entities”) and that any Confidential Information that Employee receives will only be used within the scope of his employment under this Agreement or any successor agreement with Employer and will not be used during the course of his relationship, or communicated through by any means to, any Affiliated Entity.

11	Documents

The Employee is prohibited from in any way having documents and/or correspondence and/or other information carriers and/or copies thereof in his possession that belong to the Employer and/or to the Employer’s affiliates, with the exception of the extent to which and as long as required for the performance of his activities for the Employer. In any event, the Employee is required, even without any request being made to that end, to return such documents and/or correspondence and/or other information carriers and/or copies thereof to the Employer immediately upon the end of the Agreement, or in the event the Employee is on non-active duty for any reason whatsoever.

12	Ban on ancillary jobs

During the term of the Agreement, without the prior written consent of the Employer, the Employee shall not accept any paid work or time-consuming unpaid work at or for third parties and will refrain from doing business for his own account, other than as provided in clause 1.4 above. For the avoidance of doubt the Employer shall not unreasonably withhold its consent for the Employee to take on any positions at third parties should the Employee fulfill such position as a Venture Partner of Forbion Capital Partners.

13	Non-competition and business relationship clause
13.1

Both during the term of the Agreement and for a period of one year after the Agreement has been terminated for any reason whatsoever, without the prior written consent of the Employer, the Employee shall not be engaged or involved or have any share in any manner whatsoever, directly or indirectly, whether on his own behalf or for third parties, in any enterprise which conducts activities in a field similar to or otherwise competing with that of the Employer and/or the Employer’s affiliates, nor act, in any manner whatsoever, directly or indirectly, whether on his own behalf or for third parties, as an intermediary in relation to such activities. The activities contemplated by clause 1.4 shall not be deemed to be in breach of this clause 13.1.

13.2

Both during the term of the Agreement and for a period of one year after the Agreement has been terminated for any reason whatsoever, without the prior written consent of the Employer, the Employee shall not perform or have performed professional services in connection with any product or research or development or commercialization that competes with products, or research or development or commercialization of Employer, directly or indirectly, whether on his own behalf or for third parties, nor enter into contacts,  in that respect, directly or indirectly, whether on his own behalf or for third parties, with clients and/or relations of the Employer and/or the Employer’s affiliates and/or purchasers of products and/or services of the Employer and/or the Employer's affiliates. The activities contemplated by clause 1.4 shall not be deemed to be in breach of this clause 13.2

13.3

Clients and/or relations of the Employer and/or the Employer’s affiliates such as set out in article 13.2 of this Agreement shall in all events mean relations of the Employer and/or the Employer’s affiliates with which the Employer has or has had (business) contact in any manner whatsoever throughout the course of, or otherwise prior to the termination of, the Agreement.

13.4

Both during the term of the Agreement and for a period of one year after the Agreement has been terminated for any reason whatsoever, without the prior written consent of the Employer, the Employee shall refrain from becoming engaged or involved in any manner whatsoever, directly or indirectly, whether on his own behalf or for third parties, in actively enticing away, taking (or causing to have taken) into employment, nor make use of, in any manner whatsoever, directly or indirectly, whether on his own behalf or for third parties, the type of work of employees or persons who in a period of one year prior to the termination of the Agreement of the Employee are or have been in the employment of the Employer and/or the Employer’s affiliates.

13.5

Employee acknowledges and agrees to adhere to this clause as the Employer has a serious business interest in binding the Employee to the non-competition and business relationship clause, due to the fact that (i) within the organization of the Employer competition-sensitive information as well as confidential information related to the Employer and its clients and relations, such as but not limited to products, or research or development or commercialization of Employer (“Sensitive Business Information”) are available and (ii) in the position of ~~Chief Scientific Officer and GM, Amsterdam~~ the Employee has access to this Sensitive Business Information and/or will become aware of this Sensitive Business Information and/or will maintain (commercial) contacts with clients, suppliers, competitors etc. Given the aforesaid considerations (i) and (ii) in this clause, combined with the education and capacities of the Employee, the Employer has a well-founded fear that its business interest will be harmed substantially if the Employee performs competing activities as set forth in clauses 13.1 up to and including 13.5 of the Agreement within a period of 12 months after termination of the Agreement.

14	Intellectual and industrial property
14.1

The Employer is or will be considered to be, to the fullest extent allowed by law, the maker/producer/designer/breeder of all that which is made, created, improved, produced, designed, invented or discovered by the Employee during his activities performed for the Employer (the Works).

14.2

The Employee is obliged to fully and comprehensibly disclose all Works to the Employer in writing immediately after they are created or after the creation becomes known to the Employee, and in any case at the request of the Employer.

14.3	The Employee hereby transfers and assigns all his rights to and in connection with the Works to the Employer in advance.
14.4

The Employee is obliged, at first request of the Employer, to transfer and assign to the Employer all rights to and in connection with the Works that do not belong to the Employer by operation of law (van rechtswege), and that are not transferred to the Employer pursuant to article 14.3 of this Agreement. This concerns all rights, anywhere in the world, to and arising from or in connection with the Works. This obligation of the Employee remains in force even after the end of this Agreement.

14.5

The Employee agrees to perform, to the extent necessary and/or at the request of the Employer, such further acts as may be necessary or desirable to apply for, obtain and/or maintain protection for the Works, inter alia by means of the establishment of intellectual and industrial property rights. The Employee hereby grants permission and power of attorney to the Employer to the extent necessary to carry out every required act on behalf of the Employee to obtain protection for the Works, or to transfer the Works and any rights relating thereto, to the Employer. The Employer will compensate the reasonable costs made in respect hereof, in so far as the payment that the Employee receives pursuant to article 3.1 of this Agreement cannot be considered as compensation for such costs. This obligation of the Employee remains in force even after the end of the Agreement.

14.6

The Employee acknowledges that the payment ex article 3.1 of this Agreement includes a reasonable compensation for any possible deprivation of any intellectual and industrial property rights. To the extent legally possible, the Employee hereby waives his right to any additional compensation with respect to the Works.

15	Gifts

In connection with the performance of his duties, the Employee is prohibited from accepting or stipulating, either directly or indirectly, any commission, reimbursement or payment, in whatever form, or gifts from third parties other than those covered under article 1.4. The foregoing does not apply to standard promotional gifts having little monetary value.

16	Penalty clause

In the event the Employee acts in violation of any of the obligations under the articles 10 through 15 of this Agreement, the Employee shall, contrary to section 7:650 paragraphs 3, 4 and 5 Dutch Civil Code, without notice of default being required, forfeit to the Employer for each such violation, a penalty in the amount of EUR 10.000,00 as well as a penalty of EUR 1.000,00 for each day such violation has taken place and continues. Alternatively, the Employer will be entitled to claim full damages.

17	Transfer of an undertaking

The Employee shall remain under the obligation to adhere the set out in the articles 10 through 16 of this Agreement vis-à-vis the Employer, if the enterprise of the Employer or a part thereof is transferred to a third party within the meaning of section 7:662 and onwards Dutch Civil

Code and this Agreement terminates before or at the time of such transfer, whereas in the event of continuation of the Agreement the Employee would have entered the employment of the acquirer by operation of law.

18	Other arrangements

Subject to the provisions in this Agreement, the arrangements related to employment conditions adopted by the Employer from time to time, as laid down in the Employee Handbook are applicable. A copy of these arrangements has been provided to the Employee. By signing this agreement, the Employee acknowledges to have received and understood the Employee Handbook and the Insider Trading Policy.

19	Employment costs regulation

The conditions of employment costs regulation determined by the Employer apply. In this context, the Employer reserves the right at its sole discretion to modify certain fringe benefits, without any compensation in return.

20	Amendment clause
20.1

The Employer reserves the right to unilaterally amend the Agreement and the arrangements referred to in article 18 of this Agreement if it has such a serious interest in that respect entailing that the interests of the Employee must yield to that in accordance with standards of reasonableness and fairness.

20.2	The Employer reserves the right to unilaterally amend the Agreement and the arrangements referred to in article 18 of this Agreement in the event of a relevant amendment of the law.
21	Applicable law, no collective labour agreement
21.1	This Agreement is governed by Dutch law.
21.2	The Agreement is not subject to any collective labour agreement.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement

uniQure biopharma B.V.		uniQure biopharma B.V.

/s/ Matthew Kapusta
By:	Matthew Kapusta	By:
Title:	CEO	Title:

Employee

/s/ Sander van Deventer
By: Sander van Deventer

Exhibit A

Reporting to Chief Executive Officer, the Chief Scientific Officer (CSO) and General Manager,  Netherlands will be responsible for the company’s research, scientific and technology platform strategy and activities in support of the company’s portfolio strategy, including basic and applied research projects, as well as the development of new processes, technologies or products.

Additionally, the CSO will also provide guidance on scientific-related matters within the company and represent uniQure at scientific/medical conferences, as well as with investors and regulatory agencies.

Job Responsibilities:

•	Develop, refine and execute uniQure’s research, scientific and technology platform strategy that supports and enhances the corporate long-term plan;
•	Effectively communicate a vision and plan related to new product development, as well as scientific and technological matters;
•	In collaboration with the CEO, Commercial leader and Business Development leader, define a process and criteria for identifying new targets, indications and potential gene therapy product candidates;
•	Provide scientific guidance on strategic and operating decisions, setting strategy, and performance goals;
•	Regularly reporting to the Board and other members of the organization to ensure transparency regarding the progress of research and platform development programs;
•	Work closely with the Chief Operating Officer, Chief Medical Officer and other key leaders to ensure execution on a corporate, global strategy related to R&D and technology/platform development;
•	Provide strong scientific leadership for the uniQure research, nonclinical and emerging technology development teams;
•	Lead the effort to translate discovery research into clinical-ready product candidates;
•	Establish and/or help to maintain relationships with KOLs and academic institutions, and serve as a key liaison between the company and its external scientific advisors and the investment community;
•	Identify collaboration opportunities to gain access to key capabilities and provide leadership in managing such collaborations, including uniQure’s key collaboration with BMS;
•	Provide scientific and clinical expertise in support of product and clinical development activities;
•	Participate in business development and in-licensing activities, including due diligence activities as required;
•	Participate in leadership team meetings, Board meetings and other key operating mechanisms required of senior management and by the Chief Executive Officer;
•	Make and attend scientific presentations, and participate in key scientific and medical conferences;
•	Develop budgets for relevant functional responsibilities, subject to approval by the Chief Executive Officer and Principal Financial Officer, and ensure execution within approved targets;
•	Foster and develop an innovative and productive organization of talented scientists, including the management, motivation, recruitment and evaluation of personnel; and
•	Plan, organize, lead and control the daily activities of uniQure’s operation in Amsterdam